EXHIBIT (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-14 of our reports dated November 17, 2008, relating to the financial statements and financial highlights of Eaton Vance Municipals Trust, including Eaton Vance Mississippi Municipals Fund, Eaton Vance West Virginia Municipals Fund, and Eaton Vance National Municipals Fund appearing in the Annual Reports on Form N-CSR of Eaton Vance Municipals Trust for the year ended September 30, 2008, and to the references to us under the headings “National Fund Financial Highlights”, “MS Fund Financial Highlights”, “WV Fund Financial Highlights” and “Experts” in the Proxy Statement/Prospectus, which constitutes part of this Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 19, 2009